Exhibit 15




                  INDEPENDENT ACCOUNTANT'S REVIEW REPORT



The Board of Directors
United Stationers Inc.

We have reviewed the accompanying condensed consolidated balance sheet of United Stationers Inc. (previously doing business as Associated Holdings, Inc.) and subsidiary as of September 30, 1995, and the related condensed consolidated statements of operations for the three-month and nine-month periods ended September 30, 1995 and the three-month period ended June 30, 1995, and the condensed consolidated statement of cash flows for the nine-month period ended September 30, 1995. These financial statements are the responsibility of the Company's management. We did not perform a similar review of the condensed consolidated statements of operations and cash flows of United Stationers Inc. for the corresponding periods of the prior year.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements at September 30, 1995, and for the three-month and nine-month periods then ended and the condensed consolidated statement of operations for the three-month period ended June 30, 1995 for them to be in conformity with generally accepted accounting principles.

The consolidated balance sheet of United Stationers Inc. as of December 31, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended (not presented herein), were previously audited, in accordance with generally accepted auditing standards, by other auditors who expressed an unqualified opinion dated January 23, 1995 (except with respect to the matters discussed in Note 14 as to which the date is February 13, 1995) on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1994, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                           /s/ERNST & YOUNG LLP


Chicago, Illinois
October 30, 1995